UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended September 30, 2020

SIOUXLAND RENEWABLE HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11116

Nebraska	84-3304485
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 Knox Boulevard Jackson, Nebraska (Address of principal executive offices)	68743 (Zip Code)

(402) 632-2676
Registrant’s telephone number, including area code

Units of Limited Liability Company Interests
(Title of each class of securities issued pursuant to Regulation A)

CAUTIONARY NOTE:

In this Annual Report on Form 1-K (this “Annual Report”) Siouxland Renewable Holdings, LLC is referred to as the “Company”, “we”, “us” or “our”.  This Annual Report may contain forward-looking statements that involve known and unknown risks and uncertainties and relate to future events, our future financial performance, or our expected future operations and actions.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “future,” “intend,” “could,” “hope,” “predict,” “target,” “potential,” or “continue” or variations of these terms, the negative of these terms or other similar expressions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date.

Item 1.  Business

Current Status

The Company was formed in October 2019 by Siouxland Ethanol, LLC, the initial Member of the Company (“Siouxland Ethanol”), to purchase the assets of, own, upgrade and operate an existing corn ethanol plant in the United States, which plant was expected to process corn into denatured fuel grade ethanol, distiller grains and corn oil.  We believed the fastest and most cost-effective way to commence our business operations would have been to purchase the assets of an existing ethanol plant rather than build a new ethanol plant.

To pursue the purchase of an ethanol plant and fund our initial operations, the Company sought to raise equity capital during the first half of 2020 through two overlapping offerings of our units representing limited liability company interests (“Units”), and the Company received subscriptions to purchase Units for approximately $60,280,000 in the aggregate.  The proceeds of each offering were required to be held in escrow and not released to the Company unless and until the Company satisfied certain conditions based on the success of each offering and the progress made toward the purchase of the assets of an ethanol plant meeting the Company’s specified criteria.  (See Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  Thereafter the Company worked diligently to try to satisfy the conditions to release the funds from escrow.  However, the outbreak of COVID-19 and its development into a pandemic in March 2020 resulted in a significant economic disruption globally, including in the United States, which was the primary market in which the Company intended to sell ethanol and ethanol co-products.  Motor vehicle usage substantially declined at a time when seasonal driving patterns typically resulted in an increase of consumer demand for gasoline, and because ethanol is blended into gasoline for use as a motor fuel, there was also a substantial decline in the demand for, and market price of, ethanol.

Due in large part to the impact of the COVID-19 pandemic, in May 2020, the Company terminated its plans to purchase the assets of, or invest in, any ethanol plant and each offering was terminated.  Accordingly, since the conditions to the release of each offering’s proceeds were not satisfied, all subscriptions received in the offerings were cancelled and all of the funds held in escrow were refunded to subscribers.  As a result of the material adverse change in the market for ethanol and the cancellation of all capital-raising activity, the Company intends to suspend all business operations indefinitely following the filing of this Annual Report.

Employees

At present, we have no employees.  The Company has been operated by our Board and executive officers, none of whom are employees of the Company.

Legal Proceedings

We are not involved in any legal proceedings.

Customers

At present, we have no customers.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing in Item 7 of this Annual Report.  This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “future,” “intend,” “could,” “hope,” “predict,” “target,” “potential,” or “continue” or variations of these terms, the negative of these terms or other similar expressions.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” in our Offering Circular filed with the Securities Exchange Commission on December 18, 2019.

Overview

The Company was organized on October 8, 2019, as a limited liability company under the laws of the State of Nebraska.  The Company is a start-up company that was formed for the purpose of purchasing the assets of, making capital upgrades to, and operating an existing corn ethanol plant in the States of Iowa, Illinois, Nebraska, Minnesota, Indiana, or South Dakota.

The Company has not acquired an ethanol plant or otherwise commenced operations or generated any operating revenue.  Siouxland Ethanol made an initial capital contribution to the Company of $1,000 in October 2019.  Through May 2020, the Company received subscriptions for an additional $60,280,000 of equity capital through the offering of Units.  The Company received $20,000,000 of this equity capital through a private offering of 2,000 Units (the “Private Offering”) to a single investor under the Securities Act of 1933, as amended (the “1933 Act”).  The remaining equity capital of $40,280,000 was received through subscriptions for 4,026 Units in an offering of up to 5,000 Units for $50,000,000 made pursuant to Regulation A under the 1933 Act (the “Regulation A Offering”, and collectively with the Private Offering, the “Offerings”).  In each of the Offerings, the Units were offered at a price of $10,000 per Unit.

The entire amount of equity capital raised in each Offering was held in separate bank escrow accounts and such amounts were not to be released to the Company unless and until (i) an ethanol plant meeting the Company’s investment criteria had been identified, (ii) the Company had entered into a definitive agreement to purchase such ethanol plant, and (iii) the Company had entered into binding commitments from equity investors and/or lenders to provide the capital needed to purchase the identified ethanol plant pursuant to such definitive agreement and to provide the Company’s initial working capital.  Effective in May 2020, the Company terminated its plans to purchase the assets of, or invest in, any ethanol plant.  As a result, none of the conditions to release the escrowed funds were satisfied, each Offering was terminated and all amounts held in the escrow accounts were refunded to the subscribers.

Results of Operations for the Period from October 8, 2019 (date of inception) to September 30, 2020

Revenue.  The Company has not acquired an ethanol plant or otherwise commenced operations.  Accordingly, the Company did not generate any operating revenue during the period from inception to September 30, 2020.

Net Loss.  The Company’s net loss of $359,503 for the period from inception to September 30, 2020, consisted almost entirely of offering and acquisition costs incurred and expensed.

Expenses. Acquisition costs were expensed as incurred. Expenses for the Offerings of $233,890 have been incurred for the period from inception to September 30, 2020.  Such offering expenses primarily consisted of legal and audit fees, printing costs, state and federal securities law compliance filing fees, and related offering expenses.  Offering costs were expensed at the time the offering was terminated.  All of the offering expenses of the Company were paid by Siouxland Ethanol and the Company has no obligation to reimburse Siouxland Ethanol for any of such expenses.

Liquidity and Capital Resources

As of September 30, 2020, the Company’s total assets consisted of $1,001 in cash.  Currently, the Company does not have any revenue generating business operations.  During the period from inception to September 30, 2020, the Company received subscriptions for an aggregate of $60,280,000 in equity capital through the sale of Units in the Offerings, but in May 2020 the Company terminated each Offering and all amounts held in the escrow accounts were refunded to the subscribers.  Insofar as the Company does not have any internal or external sources of liquidity nor any material commitments for capital expenditures, the Company intends to suspend all business operations indefinitely following the filing of this Annual Report.

Trend Information

Given the Company’s plan to suspend all business operations indefinitely, there are no trends, uncertainties, demands, commitments or events to identify or discuss.

Item 3.  Directors and Executive Officers

Our directors, executive officers and significant employees and their ages, positions and terms of office as of the date hereof are as set forth below:

Name	Age	Position(s)	Term of Office	Approximate hours per week for part-time employees
Directors:
John J. Meuret	40	Chairman and Director	October 8, 2019 - Present	As needed for Board Meetings
Shennen S.C. Saltzman	53	Vice Chairman and Director	October 8, 2019 - Present	As needed for Board Meetings
Steven Ausdemore	66	Director	October 8, 2019 - Present	As needed for Board Meetings
Mark Condon	63	Director	October 8, 2019 - Present	As needed for Board Meetings
Darrell J. Downs	83	Director	October 8, 2019 - Present	As needed for Board Meetings
Craig Ebberson	66	Director	October 8, 2019 - Present	As needed for Board Meetings
Vernon Henjes	80	Director	October 8, 2019 - Present	As needed for Board Meetings
Pam Miller	61	Director	October 8, 2019 - Present	As needed for Board Meetings
Luke Moser	41	Director	October 8, 2019 - Present	As needed for Board Meetings
Douglas E. Nelson	57	Director	October 8, 2019 - Present	As needed for Board Meetings
Ronald Wetherell	75	Director	October 8, 2019 - Present	As needed for Board Meetings
Executive Officers:
Nick Bowdish	36	President and Chief Executive Officer	October 8, 2019 - Present
Steven Ausdemore	66	Treasurer; Principal Financial Officer and Principal Accounting Officer	October 8, 2019 - Present
Craig Ebberson	66	Secretary	October 8, 2019 - Present

Directors

Our Board currently consists of a total of 11 directors.  The Company’s Operating Agreement provides that directors will be elected by the Members for three-year terms, which are staggered so that the terms of approximately one-third of the entire number of directors expire each year.  As a result, our directors are classified into three groups designated as “Group I directors,” “Group II directors,” and “Group III directors.”  The directors on the Board are the same individuals who serve as the directors of Siouxland Ethanol, our initial Member, and, for ease of administration, they have been classified to serve in the same groups as they serve in on the Board of Directors of Siouxland Ethanol.  As a result, there is a total of four Group III directors whose terms will end on the date of the 2020 annual meeting of Members, while the terms of the three Group I directors will end on the date of the 2021 annual meeting of Members, and the terms of the four Group II directors will end on the date of the 2022 annual meeting of Members.

The following persons are the current Group I directors and will each continue to serve on the Board for terms ending in 2021:

Steven R. Ausdemore.  Mr. Ausdemore is the President and Chief Executive Officer of Citizens State Bank in Wisner, Nebraska and has held that position for over 35 years.  He has also served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since February 2015, and currently serves on its Executive Committee and its Audit Committee.  Mr. Ausdemore has also served as the Treasurer of Siouxland Ethanol since March 2016.  He also serves as a Director of Wisner Community Development and is the Chairman of the Wisner Planning Commission and the Wisner Board of Adjustment.

Mark Condon.  Mr. Condon is retired.  Mr. Condon has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since March 2009, and he currently serves as the Chairman of its PAC Committee.  From 1988 until 2014, he was the President of Condon Auto Sales and Service, Inc., a Buick and Honda automobile dealer in Sioux City, Iowa.  He then served as consultant to the President of Vern Eide Honda in Sioux City, Iowa from 2014 to 2016.  He was also the co-founder of Condon Ford, Inc., which was a Ford dealership in Moville, Iowa.  Mr. Condon is a 1979 graduate of Creighton University and has been an investor in the renewable fuels industry since 2001.

Douglas E. Nelson.  Mr. Nelson co-owns and operates a corn and soybean farming operation near Jackson, Nebraska with his brother and two sons.  He has also served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since February 2015, and he currently serves on its Risk Management Committee.  His family are fifth-generation family farmers in the Jackson, Nebraska area, and he has been engaged in the family farm since 1984.

Mr. Nelson is a past local school board member and director for the local farmers’ co-op as well as a current member of the Nebraska Corn Growers Association.

The following persons are the current Group II directors and will each continue to serve on the Board for terms ending in 2022:

Darrell J. Downs.  Mr. Downs is retired.  Mr. Downs has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since its inception in August 2004 and he currently serves on its PAC Committee.  From June 1995 through June 2005, he was employed as a marketing manager by a regional seed company.  Until 1994, Mr. Downs had been employed by Moorman Manufacturing Company for 38 years.  Mr. Downs serves as a consultant for Cherokee County Economic Development in Cherokee County, Iowa.  He is also a director of Little Sioux Corn Processors, LLC, an ethanol production company located in Marcus, Iowa.

Ronald Wetherell.  Mr. Wetherell has been the owner and operator of Wetherell Manufacturing Company, a designer and manufacturer of farm implements, hydraulic cylinders, and truck utility bodies, in Cleghorn, Iowa, since 1966.  Mr. Wetherell has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since its inception in August 2004 and he currently serves on its Risk Management Committee.  He is also involved in a farming operation in northwest Iowa.  Mr. Wetherell is the Chairman of the Board of Little Sioux Corn Processors, LLC, an ethanol production company located in Marcus, Iowa.  He also served 16 years on the Board of Supervisors of Cherokee County, Iowa.

Vernon Henjes.  Mr. Henjes is a retired certified public accountant.  Mr. Henjes has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since October 2018 and he currently serves as the Chairman of its Audit Committee.  He had previously served on the Board of Directors of Siouxland Ethanol from September 2015 through April 2017 under a special provision of Siouxland Ethanol’s Operating Agreement that allowed a Member that purchased more than 200 Units to appoint a director.  From 1990 until his retirement in 2012, Mr. Henjes was a shareholder of the accounting firm Henjes, Conner & Williams, PC in Sioux City, Iowa.  Prior to that, Mr. Henjes practiced public accounting with William & Company in Sioux City from 1960 through November 1990 and became a partner of that firm in 1966.  Mr. Henjes currently acts as an independent contractor to Steele Capital Management, a registered investment advisor in Dubuque, Iowa, and is the President and a director and shareholder of Midwest Better Trucking Bureau d/b/a Iowa Better Trucking Bureau in Sioux City.

Luke Moser.  Mr. Moser is the Chief Operating Officer of Western Oil Inc., which is based in Valentine, Nebraska and is a family-owned refined fuels business with operations across wholesale, transportation, and retail and currently operates 25 retail locations under the SpeedeeMart name.  Mr. Moser has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since March 2019 and he currently serves on its Risk Management Committee.  Mr. Moser has worked in management of the Danielski family of businesses since 1998 coming up through the agricultural side and then transitioning into the refined fuels business.  He is involved in several local and state boards, including the Valentine Economic Development, the Airport Advisory Board, the Cherry County FSA board, and the Nebraska Petroleum Marketers Association Board.

The following persons are the current Group III directors and will each continue to serve on the Board for terms ending in 2020:

Craig Ebberson.  Mr. Ebberson owns and operates a general farming operation, Circle E Farms, near Belden, Nebraska, with his wife and two sons.  Together they raise corn and soybeans and operate a 10,000-head feed yard.  Mr. Ebberson has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since its inception in August 2004 and he currently serves on its Executive Committee, its Risk Management Committee and its Nominating and Governance Committee.  He has also served as the Secretary of Siouxland Ethanol since March 2016.  Mr. Ebberson also co-owns and operates Kerloo Creek Ranch, Wynot River Farms and Penny Poke Ranch, all family-owned and -operated companies.  He has been farming since 1970.  He is a member of Nebraska Cattlemen, the Nebraska Corn Growers Association and the Nebraska Soybean Association.

John J. Meuret.  Mr. Meuret is a lifelong resident of Brunswick, Nebraska.  Since 2005, he has been employed by J.E. Meuret Grain Company, Inc., a family-owned and -operated grain elevator and feed mill that has been in continuous operation since being founded by his great-grandfather in 1923, and he currently serves as its Merchandising Manager for locations throughout northeast Nebraska.  Mr. Meuret has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since March 2017 and is its current Chairman.  Mr. Meuret also serves as the Chairman of its Executive Committee and the Chairman of its Risk Management Committee, and he further serves on its Nominating and Governance Committee and its PAC Committee.  Mr. Meuret is a 2003 graduate of the University of Nebraska-Lincoln with a degree in Business Management.  He is also a board member of the Nebraska Grain & Feed Association and the Upper Elkhorn Natural Resource District, and a member of the Brunswick Volunteer Fire Department.

Pam Miller.  Ms. Miller has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since its inception in August 2004.  Ms. Miller also serves as the Chair of its Nominating and Governance Committee.  Ms. Miller previously acted as Siouxland Ethanol’s Director of Industry and Investor Relations, a position she held from June 2016 through June 2020.  Ms. Miller was previously the Dean of the College Center in South Sioux City and was employed by Northeast Community College from 2005 to 2016.  Prior to that she was an adjunct faculty member at Morningside College and Western Iowa Tech from 1996 through 2004.  She also served as a County Commissioner from 2003 to 2006 in Dakota County, Nebraska.  She received her bachelor’s degree from Wayne State College and her MBA from the University of South Dakota.  Ms. Miller currently serves on the Dakota County Rural Economic Development Committee, and she previously served on the boards of the American Coalition for Ethanol (ACE), the Renewable Fuels Association (RFA) and Renewable Fuels Nebraska (RFN).  Ms. Miller is the founding member of Siouxland Earth Day 2019.

Shennen S.C. Saltzman.  Mr. Saltzman has been the owner of SEP, LLC since 1997, which owns and operates five Burger King Restaurants with locations in Sioux City, Iowa and South Sioux City, Nebraska.  Mr. Saltzman has served on the Board of Directors of Siouxland Ethanol, the initial Member of the Company, since its inception in August 2004 and currently serves as its Vice Chairman.  He also serves on its Executive Committee, its Audit Committee, its PAC Committee and its Nominating and Governance Committee.  He has also been a farmer/rancher since 2001.  Beginning in December 1989 until he purchased SEP, LLC in 1997, he was an Executive Vice President at Pioneer Bank in Sioux City, Iowa.  Mr. Saltzman is a stockholder of Pioneer Bank and continues to serve as Vice Chairman of its Board of Directors.

Executive Officers

Our executive officers are Nick Bowdish, President and Chief Executive Officer; Steve Ausdemore, Treasurer, Principal Financial Officer and Principal Accounting Officer; and Craig Ebberson, Secretary.  Information relating to Messrs. Ausdemore and Ebberson is set forth above.  Information relating to Mr. Bowdish is set forth below:

Nick Bowdish.  Mr. Bowdish has served as the President and Chief Executive Officer of Siouxland Ethanol, the initial Member of the Company, since December 2015.  Nick Bowdish is President of N Bowdish Company LLC, a company formed in 2013 that provides project development, consulting and management services to the ethanol industry.  Through N Bowdish Company LLC, Mr. Bowdish serves as President and CEO of Elite Octane, LLC, a corn ethanol production company located in Atlantic, Iowa.  From 2008 to 2013, Mr. Bowdish was General Manager of Platinum Ethanol, LLC, located in Arthur, Iowa, where he was the sole manager of Platinum’s commodity margin and risk management strategy.  From 2007 to 2008, Mr. Bowdish was a project developer at Fagen, Inc., located in Granite Falls, Minnesota, where he served the ethanol, wind, and industrial process industries.  Mr. Bowdish also serves as a director of Homeland Energy Solutions, located in Lawler, Iowa.  Mr. Bowdish previously served on the boards of Western Wisconsin Energy, Heron Lake Bioenergy, Badger State Ethanol and Pannonia Ethanol, all corn ethanol production facilities, as well as on the board of New Hope Village, an organization that cares for persons with disabilities.  Mr. Bowdish graduated from the University of Wisconsin — Madison with a bachelor’s degree in Agricultural Business Management.

Family Relationships

There are no family relationships existing between or among any of the Company’s directors or executive officers.

Legal Proceedings

None.

Compensation

The Board has the authority to establish reasonable compensation for directors for services to the Company as directors and to reimburse directors for the reasonable travel and other expenses, if any, incurred by them to attend meetings of the Board and its committees or otherwise in connection with carrying out their duties as directors.  In addition, the directors may approve the salaries and other compensation packages of the officers of the Company.

The Company’s officers or directors will not receive any compensation for their services to the Company.

Item 4.  Security Ownership of Management and Certain Securityholders

The Company has not issued any Units and does not have any agreement to issue any Units to any party at this time, including any of our directors or officers.  Accordingly, no tabular information relating to the ownership of Units by our officers, directors or 5% or greater Unit holders is being provided.

The officers and directors of Siouxland Ethanol are the same individuals who are the officers and directors of the Company.  In addition, to being officers and directors of Siouxland Ethanol, many of these individuals own limited liability company interests in Siouxland Ethanol.

Item 5.  Interest of Management and Others in Certain Transactions

None.

Item 6.  Other Information

Promptly following the filing of this Annual Report, the Company intends to file an Exit Report on Form 1-Z to suspend its ongoing duty to file reports under Regulation A.

Item 7.  Financial Statements

SIOUXLAND RENEWABLE HOLDINGS, LLC

Balance Sheet

September 30, 2020

ASSETS
Cash	$1,001

Total Assets	$1,001

MEMBER’S EQUITY
Capital contributions	$360,504
Accumulated loss	(359,503)

Total Member’s Equity	$1,001

SIOUXLAND RENEWABLE HOLDINGS, LLC

Statement of Income

For the period from October 8, 2019 (date of inception) to September 30, 2020

2020

Revenues	$—

Operating expenses:
Acquisition Costs	125,614
Operating Loss	(125,614)

Nonoperating income (expense):
Interest Income	1
Offering Costs	(233,890)

Net Loss	$(359,503)

Statement of Member’s Equity

For the period from October 8, 2019 (date of inception) to September 30, 2020

2020

Balance, beginning	$—
Paid in capital	360,504
Net loss	(359,503)

Balance, ending	$1,001

SIOUXLAND RENEWABLE HOLDINGS, LLC

Statement of Cash Flows

For the period from October 8, 2019 (date of inception) to September 30, 2020

2020

Cash flows from operating activities:
Net loss	$(359,503)
Net cash used in operating activities	(359,503)

Cash flows from financing activities:
Member contributions	360,504
Net cash provided from financing activities	360,504

Net Increase in Cash	1,001

Beginning Cash	—

Ending Cash	$1,001

SIOUXLAND RENEWABLE HOLDINGS, LLC

Notes to Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies

Nature of Business:  Siouxland Renewable Holdings, LLC (the “Company”) was formed as a Nebraska limited liability company on October 8, 2019, for the purpose of purchasing the assets of, making capital upgrades to, and operating an existing corn ethanol plant and/or to acquire, hold and sell equity positions in one or more private operating companies that are engaged in the business of ethanol and co-product production and distribution either within or outside the State of Nebraska.  As of the financial statement date, the Company does not have an agreement to purchase the assets of any particular ethanol plant.

Siouxland Ethanol, LLC, a Nebraska limited liability company (“SLE”), made the initial capital contribution to the Company of $1,000 and is currently the only member of the Company.  During 2020 the Company was in the process of raising additional equity capital through two overlapping offerings: a Regulation A offering of up to 5,000 Units representing membership interests in the Company at $10,000 per Unit for aggregate proceeds of up to $50,000,000, and also a Regulation D offering of up to 5,000 Units representing membership interests in the Company at $10,000 per Unit for aggregate proceeds of up to $50,000,000.  The proceeds of each offering were held in escrow and not released to the Company until the satisfaction of certain conditions based on the success of each offering and progress made toward the acquisition of the assets of an ethanol plant meeting the Company’s specified criteria.  Effective May 18, 2020, the Company terminated its plans to purchase the assets of, or invest in, any ethanol plant and each offering was terminated.  Accordingly, all subscriptions received through the equity raises, including interest earned while held in escrow, were refunded to subscribers and were never received by the Company.

The Company has not generated any revenues, except interest earned on the initial capital contribution.  All of the costs of the offerings and acquisition expenses of the Company were paid by SLE, and the Company has no obligation to reimburse SLE for any of such costs or expenses. In addition, the Company is reliant on SLE for any future costs in may incur.

Summary of significant accounting policies:

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Offering Costs:  Treatment of costs related to the offering of membership units of the Company are either 1) deferred and charged against the proceeds of the offering as a contra equity item if successful, or 2) expensed at the time the offering is terminated.  As described above, the Company did not complete its offering; accordingly, offering costs of $233,890 were expensed in the current period.

Acquisition Costs:  Costs related to the Company’s evaluation of potential business acquisitions have been expensed in the period incurred.  Costs including legal, escrow, appraisal fees, and other administrative expenses were incurred while the Company was pursuing an acquisition.

Note 2.  Subsequent Events

The Company has evaluated all subsequent events through November 6, 2020, the date the financial statements were available to be issued and has determined that there are no subsequent events to disclose.

Item 8.  Exhibits

The following exhibits are filed with this Annual Report.

Exhibit
No.	Description

3	Operating Agreement of the Company dated as of October 8, 2019 (incorporated herein by reference to Exhibit 3 to the Company’s Offering Statement on Form 1-A filed on November 15, 2019)

4	Form of Subscription Agreement of the Company (incorporated herein by reference to Exhibit 4 to the Company’s Offering Statement on Form 1-A filed on November 15, 2019)

8	Escrow Agreement (incorporated herein by reference to Exhibit 8 of the Company’s Offering Statement on Form 1-A/A filed on December 18, 2019)

11	Consent of Independent Registered Public Accounting Firm*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Nebraska, on November 6, 2020.

SIOUXLAND RENEWABLE HOLDINGS, LLC

By:	/s/ Nicholas Bowdish
Nicholas Bowdish
President and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Nicholas Bowdish	President and Chief Executive Officer	November 6, 2020
Nicholas Bowdish	(Principal Executive Officer)

/s/ Steven Ausdemore	Treasurer and Director	November 6, 2020
Steven Ausdemore	(Principal Financial Officer and Principal Accounting Officer)

/s/ John J. Meuret	Director	November 6, 2020
John J. Meuret

/s/ Shennen S.C. Saltzman	Director	November 6, 2020
Shennen S.C. Saltzman

/s/ Mark Condon	Director	November 6, 2020
Mark Condon

/s/ Darrell J. Downs	Director	November 6, 2020
Darrell J. Downs

/s/ Craig Ebberson	Director	November 6, 2020
Craig Ebberson

/s/ Vernon Henjes	Director	November 6, 2020
Vernon Henjes

/s/ Pam Miller	Director	November 6, 2020
Pam Miller

/s/ Luke Moser	Director	November 6, 2020
Luke Moser

/s/ Douglas E. Nelson	Director	November 6, 2020
Douglas E. Nelson

/s/ Ronald Wetherell	Director	November 6, 2020
Ronald Wetherell

EXHIBIT INDEX

Exhibit
No.	Description

3	Operating Agreement of the Company dated as of October 8, 2019 (incorporated herein by reference to Exhibit 3 to the Company’s Offering Statement on Form 1-A filed on November 15, 2019)

4	Form of Subscription Agreement of the Company (incorporated herein by reference to Exhibit 4 to the Company’s Offering Statement on Form 1-A filed on November 15, 2019)

8	Escrow Agreement (incorporated herein by reference to Exhibit 8 of the Company’s Offering Statement on Form 1-A/A filed on December 18, 2019)

11	Consent of Independent Registered Public Accounting Firm*

* Filed herewith.